Exhibit 99.1

For Immediate Release: January 16, 2007

For More Information, Contact:
William D. Patterson, Senior Vice President and Chief Financial Officer

Phone: 603-913-2300
Fax: 603-913-2305

Pennichuck and Nashua Agree to Postpone Eminent Domain Proceedings Parties Intend to Conduct Settlement Discussions

MERRIMACK, NH (January 16, 2007) - Pennichuck Corporation (NASDAQ: PNNW) and the City of Nashua, New Hampshire today announced that they have entered into an agreement to request at least a 120-day postponement of the eminent domain proceedings, including the currently ongoing hearings, now pending before the Public Utilities Commission of the State of New Hampshire (the "PUC"). In those proceedings, Nashua is seeking PUC approval to acquire by eminent domain all or a significant portion of the assets of Pennichuck Water Works, Inc., Pennichuck's principal subsidiary. Pennichuck Water provides potable water for domestic, industrial, commercial and fire protection service to customers in Nashua and other southern New Hampshire communities. The postponement request is subject to PUC approval.

Pennichuck and Nashua are seeking the postponement in order to engage in confidential discussions regarding a possible comprehensive settlement of the eminent domain controversy, which began in 2002. A settlement could involve Nashua's acquisition of some or all of the assets of Pennichuck or one or more of its subsidiaries, or alternatively the shares of Pennichuck stock. There can be no assurance, however, that Pennichuck and Nashua will be able to negotiate a mutually acceptable settlement. Pennichuck and Nashua have also agreed to seek an extension of the postponement period for an additional 60 days or more, subject to PUC approval, if such an extension may facilitate a comprehensive settlement. Nashua has agreed to make a $250,000 cash payment to Pennichuck.

Nashua Mayor Bernard A. Streeter stated "On behalf of the City, I am pleased that the parties can now focus on settlement discussions rather than the pending litigation. Any definitive agreement, under which revenue bonds would be issued, will require the approval of two thirds of the Board of Aldermen. We look forward to meeting with President Montopoli and his advisors."

"Pennichuck has not been seeking to sell its businesses," stated Duane C. Montopoli, Pennichuck's President and Chief Executive Officer, "but as I have told Mayor Streeter, Pennichuck is interested in working with Nashua toward a fair and equitable solution to the eminent domain controversy, and the Pennichuck Board of Directors recognizes that under appropriate conditions such a solution could involve Nashua's acquisition, directly or indirectly, of some or all of Pennichuck's assets. In that spirit, the Pennichuck Board of Directors has authorized me to join in seeking a postponement of the eminent domain proceedings and to

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engage in confidential settlement discussions with Nashua, so that Nashua and Pennichuck may determine whether it is possible to achieve a settlement. I must caution Pennichuck shareholders and bondholders, however, that a comprehensive settlement would likely require the negotiation of many complex issues and, therefore, there can be no assurance that Nashua and Pennichuck will ultimately be able to craft a mutually acceptable settlement. Moreover, in addition to the approval of two-thirds of the Board of Aldermen, a definitive settlement agreement may also be subject to approval by the PUC and, depending on the terms of the settlement, Pennichuck shareholders."

Pennichuck and Nashua do not intend to comment further on the status or substance of the settlement discussions until either a definitive agreement is entered into or the postponement of the eminent domain proceedings terminates.

Pennichuck Corporation is a holding company involved principally in the supply and distribution of potable water in southern and central New Hampshire through its three regulated water utilities. Its non-regulated, water-related activities include operations and maintenance contracts with municipalities and private entities in New Hampshire and Massachusetts. The Company's real estate operations are involved in the ownership, management and development of real estate in the greater Nashua, New Hampshire areas.

Pennichuck Corporation's common stock trades on the Nasdaq Stock Exchange under the symbol "PNNW". The Company's website is at www.pennichuck.com.

This news release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Pennichuck Corporation. Forward-looking statements are based on current information and expectations available to management at the time the statements are made, and are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, timing and results of eminent domain proceedings before the NHPUC, and the impact thereof on consolidated business operations; timing and amount of regulated water utility rate relief; changes in general economic conditions, legislation or regulation and accounting factors affecting Pennichuck Corporation's financial condition and results of operations; and, the impact of weather. Investors are encouraged to access Pennichuck Corporation's annual and quarterly periodic reports filed with the Securities and Exchange Commission for financial and business information regarding Pennichuck Corporation, including a more detailed discussion of these and other risks and uncertainties that could affect Pennichuck Corporation's forward-looking statements.

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